Exhibit 4.22

English Translation

Loan Contract for Fixed Assets

No.: JDC2011003

Borrower: Xinjiang Daqo New Energy Co., Ltd

Business License No.: 650000410003977

Legal Representative/Person in Charge: Guangfu Xu

Domicile: No. 2-13, 37 Bei Si Rd (E), 56 Residential Quarters, Shihezi Economic Development Zone, Xinjiang

Post code: 832000

Account-opening financial institution and A/C: Bank of China, Bei Er Rd Sub-branch, 108217634297

Tel: 0993-2706022, Fax: 0993-2706022

Lender: Bank of China Limited, Shihezi Branch

Legal Representative/Person in Charge: Shuodong Wang

Domicile: 163 Bei Si Rd, Shihezi city, Xinjiang

Post code: 832000

Tel: 0993-2013635, Fax: 0993-2083605

The Borrower and the Lender agree to enter into this Contract after equitable negotiations on the Lender’s issuance of the fixed assets loan to the Borrower.

Article 1: Amount of the Loan

Currency: Renminbi

Amount of the loan:	(in words): nine hundred and eighty million;
(in numbers): ¥980,000,000.

Article 2: Term of the Loan

Term of the loan: seventy-two months, commencing from the actual loan withdrawal date; in case of withdrawal by installments, then the term shall commence from the first actual withdrawal date.

The Borrower shall withdraw the loan in strict accordance with the agreed withdrawal date; even if the actual withdrawal occurs later than the agreed withdrawal date, the Borrower shall still repay the loan on the repayment date agreed herein.

Article 3: Purpose of the Loan

Purpose of the loan: for the construction of 250MW silicon chip and ancillary project.

Without the Lender’s written consent, the Borrower shall not change the purpose of the loan, including, but without limitation, the Borrower shall not use the loan for investment of stocks and other securities or any projects prohibited by any laws, regulations, supervisory rules or state policies or any projects not duly approved, or any projects or purposes for which a bank loan is prohibited to be used.

Article 4: Interest Rate of the Loan, the Calculation and Settlement of the Interest

1	Interest Rate of the Loan

The loan interest rate shall adopt [(2)] manner as follows:

(1)	Fixed interest rate, at an annual rate of / %. The interest rate will remained unchanged throughout the term of the loan.

(2)	Floating interest rate, the calculation of which will start from the actual withdrawal date (the first actual withdrawal date in case of withdrawal in installments). The interest rate will be re-priced every 3-month floating period, and such re-pricing date shall be the first day of the next floating period, which is the same day of the re-pricing month as the interest calculation commencement day; if there is no such same day in such month, the re-pricing day shall be the last day of such month.

With respect to each withdrawal:

Floating rate of RMB-denominated loan:

A	The interest rate of the initial period (from the actual withdrawal day to the expiry day of the current floating period) shall be 5% above the benchmark interest rate of five-year-above loan published by PBOC on the actual withdrawal day;

B	On the re-pricing day, the interest rate shall, together with other withdrawal, be re-priced at 5% above the benchmark interest rate of five-year-above loan published by PBOC on the re-pricing day; such re-priced interest rate shall be used as the applicable rate of the corresponding floating period.

2	Interest Calculation

The interest shall start to be calculated from the actual withdrawal day, and on the basis of the actual withdrawal amount and number of days when the loan funds are occupied

Formula for interest calculation: interest=principal*actual number of days*daily interest.

The basis for the calculation of daily interest shall be 360 days a year with the formula: daily interest=annual interest/360.

3	Means of Interest Settlement

The Borrower will settle the interest in the following [(1)] manner:

(1)	quarterly settlement: 20th of the last month of each quarter as interest settlement day, 21st as the interest payment day.

(2)	monthly settlement: 20th of each month as interest settlement day, 21st as the interest payment day.

If the last-period repayment day of the principal does not fall on a interest payment day, then such last-period repayment day of the principal shall become the interest payment day, on which the Borrower shall pay off the payable interest in full.

4	Punitive Interest

(1)	In case the Borrower fails to repay the loan on schedule or fails to use the loan for the purpose agreed herein, an punitive interest will be charged at the punitive interest rate provided in this Article for the overdue part or the part of the loan that fails to be used for the purpose intended herein, from the day when the repayment starts to be overdue or the day when the purpose fails to be observed up till the principal and interest have both been repaid in full.

In case the overdue repayment and the failure to use the loan for the intended purpose occur at same time, the higher of the punitive interest rate shall prevail.

(2)	In case the Borrower fails to pay the interest and punitive interest on schedule, a compound interest will be charged based on the punitive interest rate and settled in the manner agreed in the above Paragraph 3 of this Article.

(3)	Punitive interest rate

Punitive interest rate for the floating interest rate loan

The punitive interest rate is to be floated at a floating period and in the manner agreed in Paragraph 1 of this Article. The punitive interest rate of overdue repayment is an additional 50% based on the applicable floating interest rate, and the punitive interest rate for failure to use the loan for the intended purpose shall be an additional 100% based on the applicable floating interest rate.

Article 5: Conditions for Loan Withdrawal

The Borrower must satisfy the following conditions for its withdrawal of the loan:

1	This Contract and its exhibits shall have come into effect;

2	The Borrower shall have provided the lender in advance with the Borrower’s documents, notes and receipts, stamp, list of personnel, signature samples in connection with the formation and performance of this Contract, and have properly filled out the relevant vouchers and proofs;

3	The Borrower shall have opened the necessary accounts for the performance of this Contract as required by the Lender;

4	The Borrower shall have submitted to the Lender the written withdrawal request and the relevant documents proving the purpose of the loan and have handled the relevant withdrawal procedures 15 bank business days before the withdrawal:

The proving materials to be submitted by the Borrower shall include:        /        .

The abovementioned proving materials shall satisfy the following requirements:         /        .

5	The Borrower shall have submitted to the Lender the resolution and power of attorney rendered by its Board of Directors or other competent authorities to approve the execution and performance of this Contract;

6	The capital funds of the same proportion as the loan planned shall have been fully in place, and the actual progress of the project matches the amount already invested;

7	For the fixed assets investment projects of large investment amounts, high professional and technical requirements and with installment payments according to the project progress, the Lender may require the Borrower to provide a written document confirming the project progress and quality that incorporates the signatures of supervision, assessment, quality inspection and other third parties as well.

8	The Borrower shall have provide a guarantee as required by the Lender, and the guarantee contract shall have taken into effect and completed the statutory approvals, registrations or record filing procedures; and

9	Other conditions for loan withdrawal as required by the laws and agreed between the Parties: / .

Should the above conditions fail to be satisfied, the Lender may refuse the withdrawal request of the Borrower, unless the Lender agrees to release the loan.

Article 6: Withdrawal Time and Manner

1	The Borrower shall withdraw the loan at the time and in the manner specified in the following [(4)]:

(1)	Withdrawal in one lump sum on the date of / ;

(2)	Complete the withdrawal of the loan within / from / .

(3)	Withdrawal in installments according to the following schedule:

Time of withdrawal	Amount of withdrawal
/	/
/	/

(4)	The Borrower may withdraw the loan funds after the Lender consents to the requests by the Borrower for withdrawal in installments according to the project schedule, but the Borrower shall complete the withdrawal no later than July 30, 2012.

2	For the part that fails to be withdrawn after the said deadline, the Lender may refuse the withdrawal request filed by the Borrower.

In case the Lender agrees to release the loan funds, it shall have the right to charge a commitment fee at the rate of 0.2% of the part for delayed withdrawal; for the part the Lender refuses the release, Lender will also be entitled to charge a commitment fee at the rate of 0.2% of such part.

Article 7: Payment of Loan Funds

1	Loan Funds Release Account

The Borrower opens the following account at the Lender as the loan funds release accounts, through which the loan funds will be released and paid. This account is a specific account solely for the release and payment of the loan, and shall not be used for the collection and payment of any other amounts.

Account name: Xinjiang Daqo New Energy Co., Ltd

A/C: 108220951196

2	Means of Loan Funds Payment

(1)	The loan funds shall be paid in a manner stipulated in accordance with laws, regulations, supervisory rules and the provisions of this Contract. The specific means of payment for each single withdrawal of loan shall be confirmed in each withdrawal request; in case the Lender deems a means of payment selected in a withdrawal request not up to the requirements, it may change such means of payment or cease the release and payment of the loan funds.

(2)	Lender’s entrusted payment: the Lender will pay the loan funds to the Borrower’s counterparties of transactions which are in conformity with the purpose agreed herein according to the Borrower’s withdrawal request and payment entrustment.

A	In accordance with the relevant rules of China Banking Regulatory Commission (CBRC) and the internal management regulations of the Lender, the Lender’s entrustment payment shall be adopted as the prevailing means of payment for the single payment at an amount exceeding 5% of the total project investment (ie. RMB 99.6 million) or RMB 5 million (foreign currency to be converted at the exchange rate on the actual withdrawal day, the same shall apply hereinafter). Under the controllable risks, any single payment at an amount smaller than RMB 500,000 may adopt the Borrower’s discretionary payment as the means of payment.

B	Other circumstances where the Borrower and the Lender agree to adopt the Lender’s entrusted payment as means of payment: / .

(3)	Borrower’s discretionary payment: after the Lender releases the loan funds to the Borrower’s account at the withdrawal request of the Borrower, Party B will pay such fund by itself to its counterparties of transactions which are in conformity with the purpose agreed herein. Under the circumstances other than those stated hereinabove where the Lender’s entrusted payment shall be adopted, the Borrower’s discretionary payment shall be adopted as the means of payment.

(4)	Change of Means of Payment: after the withdrawal request is submitted, if changes occur to the external payment of the Borrower that originally uses Borrower’s discretionary payment, which render the conditions specified in Item (2) Paragraph 2 of this Article to have been satisfied, the means of payment shall be changed accordingly. In case of change in means of payment or change in the amount of payment, payee, purpose of the loan and such other information for a payment under Lender’s entrusted payment, the Borrower shall provide the Lender with a statement of change request and re-submit the relevant withdrawal request and relevant transaction materials proving the purpose of the loan funds.

3	Detailed Requirements for Entrusted Payment of Loan Funds

(1)	Payment entrustment. In case the conditions for Lender’s entrusted payment are met, the Borrower shall include a clear payment entrustment in the withdrawal request to authorize and entrust the Lender to pay the loan funds directly to the account of the Borrower’s designated counterparties of transactions which are in conformity with the purpose agreed herein after the loan funds are released to the designated Borrower’s account, and shall provide such necessary payment information as the names of the transaction counterparties as recipient, account of such counterparties and amount of payment.

(2)	Provision of transaction materials. In case the conditions for Lender’s entrusted payment are met, the Borrower shall, at each time of withdrawal, provide the Lender with its loan funds release account, details of the counterparties’ account as well as the materials proving that the relevant withdrawal is in conformity with the purpose intended herein. The Borrower shall guarantee that all the documents provided to the Lender are true, complete and valid. In case the Lender’s obligation of entrusted payment is unable to be fulfilled in time due to the untrue, inaccurate and incomplete transaction documents provided by the Borrower, the Lender will not assume any liability, and the Borrower’s repayment obligation already accrued hereunder shall not be prejudiced.

(3)	Performance of the Borrower’s Obligation of Entrusted Payment

A	Under the mode of Lender’s entrusted payment, after the Borrower submits the payment entrustment and the relevant transaction documents, the Lender will, upon examining and approving the request, pay the loan funds to the Borrower’s transaction counterparties through the Borrower’s account.

B	If the Lender finds after examination that the purpose-proving materials and such other relevant transaction documents provided by the Borrower are not in compliance with the provisions hereof or have other defects, it may require the Borrower to supplement, replace, explain or re-submit the relevant materials, and may refuse to release and pay the relevant loan funds before the Borrower manages to submit the relevant transaction documents deemed as qualified and satisfactory by the Lender.

C	If the account-opening bank of the Borrower’s transaction counterparty refunds the loan funds back, which leads to the Lender’s failure to pay the loan funds to such counterparty according to the Borrower’s payment entrustment in time, the Lender will not assume any liability, and the Borrower’s repayment obligation already accrued hereunder shall not be prejudiced. The Borrower hereby authorizes the Lender to freeze the amounts refunded by such account-opening bank. In this case, the Borrower shall re-submit the payment entrustment and such relevant transaction documents as purpose-proving documents.

(4)	The Borrower shall not evade to adopt the mode of the Lender’s entrusted payment by breaking the entire loan into several sections.

Article 8: Loan Repayment

1	Except otherwise agreed between the Parties, the Borrower must repay the loan hereunder according to the [(2)] schedule as follows:

(1)	The entire loan hereunder shall be repaid on the expiry day of the term of the loan.

(2)	The loan hereunder shall be repaid according to the following schedule:

Date of repayment	Amount of repayment

June 30, 2014	RMB 70 million
December 30, 2014	RMB 70 million
June 30, 2015	RMB 110 million
December 30, 2015	RMB 110 million
June 30, 2016	RMB 150 million
December 30, 2016	RMB 150 million
April 30, 2017	RMB 160 million
October 9, 2017	RMB 160 million

(3)	Other repayment schedule: / .

In ay need to change the above repayment schedule, the Borrower must file a written request to the Lender 15 bank business days before the expiry of the corresponding loan. Any change to the repayment schedule shall be jointly confirmed by the Parties in writing.

2	Except otherwise agreed between the Parties, if the Borrower delays the repayment of both the principal and interest, the Lender shall have the right to decide the repayment sequence of the principal and interest; in case of repayment in installments, if there are multiple installments of loan that are due or overdue hereunder, the Lender shall have the right to decide the repayment sequence of certain installments ; if there are multiple loan contracts that have expired between the Borrower and the Lender, the Lender shall have the right to decide the sequence of the performance of each loan contract.

3	Except otherwise agreed between the Parties, the Borrower may repay the loan earlier, but shall notify the Lender in writing 15 bank business days in advance. The amount so repaid earlier shall be first used to repay the loan that becomes mature last, and then repay the remaining loans in reverse chronological order.

The Lender shall have the right to charge a compensation fee at the rate of     /     of the part to be repaid earlier.

4	The Borrower shall repay the loan in the following [(1)] manner:

(1)	The Borrower shall deposit sufficient funds to the following repayment reserve account for repayment of loan no later than 20 bank business days before each installment of principal and interest becomes mature, and the Lender shall be entitled to deduct the amounts from this account on the maturity date of each installment of principal and interest. The Borrower shall not move or use the funds in this account; otherwise, it will deemed as insolvent to repay the corresponding installment of the loan.

Name of repayment reserve account: Xinjiang Daqo New Energy Co., Ltd

A/C: 108217634297

The average deposit amount of the above repayment reserve account shall be          /        .

(2)	The Borrower shall deposit sufficient funds to the following account for repayment of loan no later than / bank business days before each installment of principal and interest becomes mature, and the Lender shall be entitled to deduct the amounts from this account on the maturity date of each installment of principal and interest.

Name of repayment reserve account:         /

A/C:          /        .

(3)	Other means of repayment agreed between the Parties: / .

Article 9: Guarantee

1	The debt hereunder shall be secured in the following manner:

Daqo Group Co., Ltd to provide joint responsibility guarantee and sign the guarantee contract numbered BDC2011003-1, under which this Contract is the master contract.

Daqo New Materials Co., Ltd to provide joint responsibility guarantee and sign the guarantee contract numbered BDC2001003-2, under which this Contract is the master contract.

Jiangsu Daqo Changjiang Electrical Equipment Co., Ltd to provide joint responsibility guarantee and sign the guarantee contract numbered BDC2011003-3, under which this Contract is the master contract.

Zhenjiang Daqo Railway Equipment Co., Ltd to provide joint responsibility guarantee and sign the guarantee contract numbered BDC2011003-4, under which this Contract is the master contract.

Guangfu Xu to provide personal unlimited joint responsibility guarantee and sign the guarantee contract numbered BDC2011003-5, under which this Contract is the master contract.

2	In case any events occur to the Borrower or guarantor that the Lender deems may affect its ability to perform this Contract, or the guarantee contract becomes invalid, is revoked or terminated, or the Borrower or the guarantor suffers deterioration of its financial situation or is involved in major lawsuits or arbitration cases, or its ability to perform this Contract may be affected for other reasons, or in case of an default of the guarantor under the guarantee contract or other contracts with the Lender, or the collateral devalues, is damaged, lost seized, which leads to reduced or lost guarantee value, the Lender may require, and the Borrower shall be obliged to provide additional guarantee, add or replace the guarantors and take other measures to provide security to the debt hereunder.

Article 10: Insurance

The Borrower shall undertake insurance with an insurance company accepted by the Lender for the equipment, project construction, cargo transportation and risks during the project operation in connection with the project and trade hereunder. The insurance type undertaken shall be in compliance with the Lender’s requirements and the value of insurance shall not be smaller than the principal of the loan.

The Borrower shall deliver the original copies of the insurance policy to the Lender within 5 days after this Contract comes into effect. Before the principal, interest and costs of the loan hereunder are fully repaid, the Borrower shall not suspend the insurance for any reason whatsoever. If the Borrower does suspend the insurance, the Lender shall have the right to renew the insurance or underwrite the insurance on the Borrower’s behalf and at the Borrower’s expenses. The Borrower shall be responsible for the losses suffered by the Lender due to the insurance suspension.

The Borrower shall notify the Lender in writing within 3 days after it learns or should learn of the insurance accidents, and make claims to the insurer in time according to the relevant stipulations of the insurance policy; any losses suffered by the Lender due to the Borrower’s failure to notify the Lender or failure to make claims in time or failure to perform the obligations under the insurance policy shall be borne by the Borrower.

Except otherwise agreed herein, the proceeds of the insurance claims shall be first used to repay the principal, interest and other payable costs of the loan.

Article 11: Representations and Commitments

1	The Borrower represents that:

(1)	it has been duly ratified and registered by the administration for industry and commerce or competent authority and is duly existing, and it has the full capacity for civil rights and civil conducts necessary for the execution and performance of this Contract; if the Borrower is a legal person of a new project, its controlling shareholder has sound credit situation without major ill records; it complies with the State requirements for the project to be invested in terms of investor eligibility and business operation eligibility.

(2)	the execution and performance of this Contract is based on the true intention of the Borrower, has obtained legitimate and valid authorization as required by its articles of association or other internal management documents, and will not violate any agreement, contract or other legal documents by which the Borrower is bound; it has obtained or will obtain any and all relevant approvals, permits, record filings or registration necessary for the execution and performance of this Contract.

(3)	it strictly sticks to the principle of honesty and faith, and all the documents, financial statements, vouchers and other materials it provides to the Lender hereunder are true, complete, accurate and valid.

(4)	the transaction background against which the Borrower applies to the Lender for business is true, legitimate and not intended for money-laundry or other illegal purposes; the purpose of the loan the sources of the repayment are clear and legitimate.

(5)	it has sound credit situation, no major ill records and does not conceal from the Lender any events that may affect its and guarantor’s financial situation and ability to perform this Contract.

(6)	the project and purposes for which the loan is granted comply with the State laws, regulations, supervisory rules and relevant policies with respect to the industry, land, environmental protection, etc, have performed the procedures of law compliance administration, examination and approval and reporting for record for the investment project according to the relevant rules, and are in compliance with the State requirements regarding the capital funds of investment projects.

(7)	the Borrower and the loaned project reach the State’s environmental protection standards, are not among the enterprises and projects as published and identified by the relevant State authorities to have severe problems of energy consumption and pollution and insufficient reforms, and are free of risks of energy consumption and pollution.

(8)	Other representations of the Borrower: / .

2	The Borrower commits:

(1)	At the request of the Lender, to regularly or timely submit its financial statements (including but not limited to annual, quarterly and monthly reports) and other relevant materials to the Lender; it ensures that it will continuously satisfy the following requirement for financial metrics: the asset-liability ratio during the project construction shall not exceed 80%.

(2)	To withdraw, pay and use the loan as agreed herein.

(3)	If the Borrower has entered or will enter into a counter guarantee agreement or similar agreement with the guarantor with respect to its guarantee obligations, such agreement will not jeopardize any of the Creditor’s rights hereunder.

(4)	To receive the credit check and supervision of the Lender and give sufficient assistance and cooperation; from the effectiveness of this Contract to the time when the principal, interest and relevant costs of the loan hereunder are fully repaid, the Borrower agrees to and authorizes the lender to monitor its account opened at the Lender, examine and analyze the construction and operation of the project, etc, and exercise dynamic monitoring on the income cash flow and overall capital flow of the project; the Borrower shall receive and assist with the Lender’s check and supervision on the use of the loan funds (including the purpose of the loan) by means of account analysis, receipt inspection, on-site investigation and such other means, regularly summarize and report the payment and use of the loan funds as required by the Lender on a quarterly basis.

(5)	To obtain the Lender’s prior written consent to its merger, division, capital reduction, equity transfer, external investment, substantial increase of debt financing, transfer of major assets and creditor’s rights and such other events that may adversely affect the Borrower’s solvency.

In the occurrence of any of the following cases, the Borrower shall notify the Lender in time:

A	Amendment to the articles of association, business scope, registered capital or legal representative of the Borrower or the guarantor;

B	Change of such operation modes as joint operation, joint venture with foreign merchants, collaboration, contracted operation, restructuring, transformation, planned listing in whatever form;

C	It is involved in major litigation or arbitration cases, or its property or collateral is seized, detained or monitored, or a new guarantee is established on the collateral;

D	It closes its business, dissolves, liquidates, ceases its business for rectification, is revoked, its business license is cancelled, files (is filed) for bankruptcy;

E	Its shareholder, director and existing senior officer is allegedly accused of major cases or economic disputes;

F	Default of the Borrower under other contracts;

G	It suffers operation difficulty and deterioration of financial situation, etc

(6)	The repayment sequence of the Borrower’s debt toward the Lender shall precede over the loan granted by its shareholder, and shall not be inferior to its other debts of the same type toward other creditors in priority.

In addition, from the effectiveness of this Contract to the time when the principal, interest and relevant costs of the loan hereunder have been fully repaid, the Borrower shall not repay the loan granted to it by its shareholder.

(7)	not to distribute dividends or bonuses to its shareholders in any form whatsoever from the effectiveness of this Contract to the time when the principal, interest and relevant costs of the loan hereunder have been fully repaid.

(8)	not to dispose of its self-owned assets in a manner that may reduce its solvency, and the Borrower commits that its total amount of external guarantee will not be higher than / times of its own net assets, and its total amount of external guarantee and the amount of a single guarantee shall not exceed the limits allowed by its articles of association; without the Lender’s consent, the Borrower shall not use the assets constituted by the loan hereunder to provide guarantee for a third party.

(9)	Except for the purpose agreed herein or as agreed by the Lender, the Borrower shall not transfer the loan funds hereunder to an account of the same name or an affiliate’s account.

In case of transfer to an account of the same name or an affiliate’s account, the Borrower shall provide the relevant proving materials.

(10)	With respect to the loan hereunder, the guarantee conditions, interest rate pricing, repayment sequence and other conditions of loan provided by the Borrower to the Lender shall not be lower than those given to any other financing institutions now or in the future.

(11)	To handle the procedures of foreign exchange loan registration, ratification of principal repayment and interest payment and other procedures with the foreign exchange administration;

(12)	Other commitments of the Borrower: the land use right of the project, the factory buildings and machines, equipment resulting from the project shall not be mortgaged to a third party, and shall be mortgaged to the Lender when they are able to be mortgaged; ‚ the Borrower shall not repay the RMB 355.23 million shareholder’s loan before the bank loan for the project has been fully repaid; ƒ if the Borrower’s project proceeds are better than expected, the Lender may require the Borrower to repay the loan earlier than schedule; „ the Borrower’s project has a construction period of two years, and shall be completed and put into production at the end of 2012. If the total project investment exceeds the budgetary estimates, the Borrower’s shareholders shall finance the shortfall on its own. After the project is put into production, the power consumption for reduction process shall not exceed 60kwh/kg, and comprehensive power consumption shall not exceed 120kwh/kg; … the asset-liability ratio during the project construction period shall not exceed 80%; otherwise, the shareholder will be required to invest additional capital funds or increase the shareholder’s loans. If neither of the said measures can be available, the Lender shall be entitled to earlier claim back the loan already issued.

Article 12: Disclosure of the Connected Transaction within the Borrower’s Group

The Parties agree to apply [2] of the following:

1	The Borrower does not belong to a group client determined by the Lender in accordance with the Guidelines on the Risk Management of Credit Business for Group Clients of Commercial Bank (the “Guidelines”).

2	The Borrower belongs to a group client determined by the Lender in accordance with the Guidelines on the Risk Management of Credit Business for Group Clients of Commercial Bank (the “Guidelines”). The Borrower shall report to the Lender in time about the connected transactions with a value representing above 10% of its net assets, including such information as the connection between the concerned parties, transaction project and nature, amount of the transaction value or the corresponding proportion, pricing policies (including the transaction with zero value or with token value).

If any of the following occurs to the Borrower, the Lender shall be entitled to unilaterally decide to stop the payment of the loan not yet used by the Borrower and earlier claim back part or all of the principal and interest of the loan: by taking advantage of false contract with the connected party, the Borrower discounts or pledges the bills payable, accounts receivable and other creditor’s rights with no actual trading background to cheat bank funds or credit; the Borrower undergoes major merger, acquisition, restructuring or other process, which the Lender deems may affect the safety of the loan; the Borrower deliberately dodge or invalidate the creditor’s rights enjoyed by the bank through the connected transaction; other circumstances stipulated in Article 18 of the Guidelines.

Article 13: Events of Default and its Handling

1	Any of the following events shall constitute or be deemed as an event of default committed by the Borrower hereunder:

(1)	It fails to perform its obligation of payment and repayment to the Lender as agreed herein;

(2)	It fails to use the loan funds in the manner agreed herein, or fails to use the loan funds for the purpose agreed herein; or it dodges the adoption of the payment mode of Lender’s entrusted payment by breaking the whole loan into section in violation of the provisions hereof;

(3)	The representations it makes hereunder are untrue, or it breaches the commitments it makes herein;

(4)	The circumstances mentioned in Item (5), Paragraph 2 of Article 11 occur, which the Lender deems may affect the financial situation and performance ability of the Borrower or the guarantor, but the Borrower fails to provide a new guarantee or replace the guarantor pursuant to this Contract;

(5)	The Borrower defaults under the contracts with the Lender or other bodies of Bank of China Limited;

The Borrower defaults under the contracts with the Lender or other bodies of Bank of China Limited; events of default occur under the credit contract between the Borrower and other financial institutions;

(6)	The guarantor violates the guarantee contract, or defaults under other contracts with the Lender or other bodies of Bank of China Limited;

(7)	The Borrower terminates the business or undergoes dissolution, revocation or bankruptcy;

(8)	The Borrower is or may be involved in major economic disputes, lawsuits, arbitration, or its assets are seized, detained or compulsorily enforced, or is investigated by judicial or tax administration or administration for industry and commerce or other administrative authority or is imposed with punishment according to the laws, which has affected or may affect the performance of its obligations hereunder;

(9)	The Borrower’s main investor or its key management personnel is abnormally changed, missing or is investigated or restricted of personal freedom by judicial authority, which has affected or may affect the performance of its obligations hereunder;

(10)	The project capital fails to be put in place proportionally or as scheduled, or fails to be made up for during the time period stipulated by the Lender;

(11)	The project progress lags behind the funds use progress;

(12)	The progress of the project construction seriously lags behind or the project construction costs exceed the budgetary percentage, or the construction and operation environment or conditions of the project experience material adverse changes;

(13)	The quality of the project construction fails to comply with the State or industrial standards;

(14)	The Borrower suffers a deterioration of its creditability, or the Borrower’s profitability, solvency, operating performance, cash flow and other financial metrics deteriorates, thus breaking the metrics restrictions agreed herein or other financial agreement;

(15)	The Lender discovers the circumstances that may affect the financial situation and performance capability of the Borrower or the guarantor when the Lender conducts the annual (ie. once every full year from the effective date of this Contract) check on the Borrower’s financial situation and performance capability;

(16)	The Borrower violates other covenants about the rights and obligations of the concerned parties hereunder.

2	In case of the events of defaults listed hereinabove, the Lender shall be entitled to take one or more of the following steps depending on the actual situation:

(1)	To require the Borrower or the guarantor to correct its default within the stipulated time period;

(2)	To lower, suspend or cancel, or terminate the credit line granted to the Borrower in whole or in part;

(3)	To suspend or terminate, in whole or in part, handling the Borrower’s application for such business as withdrawal of loan hereunder or under other contract between the Borrower and the Lender; to suspend or cancel, terminate the issuance, payment or handling of the loan not yet issued or the trade financing not yet handled.

(4)	To declare that the principal and interest and other payable amounts of the loan/trade financing amounts not yet repaid under this Contract or other contracts between the Lender and the Borrower shall immediately become mature.

(5)	To change the conditions for the issuance and payment of the loan according to the Borrower’s credit situation, for example, to lower the threshold amount for adoption of the Lender’s entrusted payment, or to transfer back the loan funds paid by the Borrower in breach of the stipulations.

(6)	To terminate or dissolve this Contract, wholly or partly terminate or dissolve other contracts between the Borrower and the Lender.

(7)	To require the Borrower to compensate for the losses suffered by the Lender due to the Borrower’s breach.

(8)	To deduct and transfer the amounts from the account opened by the Borrower at the Lender and other bodies of Bank of China Limited to repay all or part of the debts owed by the Borrower to the Lender hereunder. The amounts in the account not yet mature shall be deemed as become mature ahead of time. In case the account uses a different currency from that used for the Lender’s business, the amounts shall be converted according to the applicable foreign exchange rate of the Lender at the time of such deduction and transfer.

(9)	To exercise the security interest; to require the guarantor to assume the guarantee responsibly;

(10)	Other measures deemed by the Lender as necessary and possible.

Article 14 Reservation of Rights

Any Party’s failure to exercise all or part of its rights hereunder, or failure to require the other Party to perform or assume part or all of the obligations or responsibilities hereunder shall not constitute such Party’s waiver of such rights or of such obligations or responsibilities.

Any Party’s tolerance toward the other Party, or extension or delay in exercising its rights hereunder shall not affect any rights it may enjoy according to this Contract and laws and regulations, nor shall it be deemed as the waiver of such rights.

Article 15 Amendment, Modification and Termination

This Contract may be amended or modified in writing after negotiations; any such amendment or modifications shall constitute the indispensable component of this Contract.

Except otherwise stipulated in the laws and regulations or otherwise agreed between the Parties, this Contract shall not terminate until the rights and obligations hereunder have all been completed.

Except otherwise stipulated in the laws and regulations or otherwise agreed between the Parties, the invalidity of any terms hereof shall not affect the legal effect of other terms.

Article 16: Governing Laws and Resolution of Disputes

This Contract shall be governed by the laws of the People’s Republic of China.

After this Contract takes effect, any disputes arising from the formation and performance of this Contract or in connection with this Contract may be resolved through negotiations between the Parties. Should the negotiations fail, either Party may adopt the [(2)] manner as follows:

1	To submit the disputes to / arbitration commission for arbitration in / (place of arbitration) in accordance with the arbitration rules of such commission in effect at the time of application for arbitration.

2	To file a lawsuit to the People’s Court where the Lender or other bodies of Bank of China Limited exercising rights and performing obligations pursuant to this Contract or single agreements according to the laws.

3	To file a lawsuit to the People’s Court of competent jurisdiction according to the laws.

During the period when a dispute is seeking resolution, if such dispute does not affect the performance of other terms hereof, such other terms shall continue to be performed.

Article 17: Exhibits

The following exhibits and other exhibits jointly confirmed by both Parties shall constitute an indispensable component of this Contract and shall be equally effective as this Contract.

1	Withdrawal Request (template);

2	Loan Receipt.

Article 18: Miscellaneous

1	Without the written consent of the Lender, the Borrower shall not transfer or assign any rights or obligations hereunder to a third person.

2	If the Lender needs to delegate the rights and obligations hereunder to other bodies of Bank of China Limited out of business needs, or hand over the loan business hereunder to other bodies of Bank of China Limited to succeed and manage it, the Borrower shall consent to such delegation or handover. Such other bodies of Bank of China Limited authorized by the Lender or succeeding the loan business hereunder shall be entitled to exercise all the rights hereunder and to file a lawsuit to the court, submit to the arbitration body for arbitration or apply for enforcement, in its own name, with respect to the disputes hereunder.

3	Without prejudice to other provisions of this Contract, this Contract shall be binding on the Parties and their respective successors and assigns produced according to the relevant laws.

4	Except otherwise agreed herein, each Party designates the domicile specified herein as its postal and contact address, and commits to timely notify the other Party in writing of any change that occurs to its postal and contact address.

5	The transaction hereunder is carried out based on the respective independent interest of the Parties. If the other parties to the transaction belong to the Lender’s affiliated party or affiliated persons under the relevant laws, regulations and supervisory requirements, neither Party will seek to influence the fairness of the transaction by taking advantage of such affiliated relationship.

6	The headings and business names used herein shall serve for convenience in reference only, and shall not be used to construe the terms and the rights and obligations of the concerned parties.

7	The Lender shall be entitled to provide the information related to this Contract and other related information of the Borrower to PBOC’s Credit Reporting System and other duly established credit information data base as required by the relevant laws, regulations and supervisory rules. The Lender shall also be entitled to inquire about the relevant information of the Borrower through PBOC’s Credit Reporting System and other duly established credit information data base for the purpose of the formation and performance of this Contract.

8	If the withdrawal day or repayment day happens to fall on a statutory holiday, such withdrawal day or repayment day shall be postponed to the first working day after the holiday.

9	In case the Lender is unable to perform this Contract or unable to perform according to this Contract due to the changes of the laws, regulations or supervisory rules or the requirements of supervisory authority, the Lender may terminate, or amend the performance of this Contract and the single agreements hereunder in compliance with such changes of the laws, regulations or supervisory rules or the requirements of supervisory authority. In case this Contract is terminated or amended for such reason, which results in the Lender’s failure to perform this Contract or to perform according to this Contract, the Lender shall be exempted from the relevant responsibilities.

Article 19: Effectiveness of Contract

This Contract shall take into effect upon signed by the legal representatives (persons in charge) or authorized signatories of the Borrower and the Lender and affixed with the official seal.

This Contract is made in six counterparts, one for each Party, one for the guarantor, which shall be equally binding.

Borrower: Xinjiang Daqo New Energy Co., Ltd (official seal)	Bank of China Limited, Shihezi City Branch (stamp solely for corporate business contrats)

/Seal/	/Seal/

Authorized signatory: /s/ Guangfu Xu	Authorized signatory: /s/ [Authorized Signatory]

September 30, 2011	September 30, 2011